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                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          SCHEDULE 13G
                         (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                      PURSUANT TO 13d-2(b)


                       (Amendment No. 2) *



                     FirstFed Bancorp, Inc.
        --------------------------------------------------
                        (Name of Issuer)


                         Common Stock
        --------------------------------------------------
                  (Title of Class of Securities)


                           33761Q102
                     --------------------
                        (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       Page 1 of 15 pages
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CUSIP No. 33761Q102               13G         Page 2 of 15 Pages


1.   NAME OF REPORTING PERSONS:

     First Federal Savings Bank
     Employee Stock Ownership Plan

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

     63-1062013

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ x ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     State of Alabama

Number of shares beneficially owned by each reporting person with:

5.   SOLE VOTING POWER                  0

6.   SHARED VOTING POWER           71,885

7.   SOLE DISPOSITIVE POWER:            0

8.   SHARED DISPOSITIVE POWER:     71,885

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       71,885

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES:    [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   6.23%

12.  TYPE OF REPORTING PERSON:   EP
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CUSIP No. 33761Q102               13G         Page 3 of 15 Pages


1.   NAME OF REPORTING PERSONS:

     B.K. Goodwin, III

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of shares beneficially owned by each reporting person with:

5.   SOLE VOTING POWER             18,908

6.   SHARED VOTING POWER           15,000

7.   SOLE DISPOSITIVE POWER:       16,681

8.   SHARED DISPOSITIVE POWER:     15,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       33,908

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   2.94%

12.  TYPE OF REPORTING PERSON:   IN
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CUSIP No. 33761Q102               13G         Page 4 of 15 Pages


1.   NAME OF REPORTING PERSONS:

     A.W. Kuhn

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of shares beneficially owned by each reporting person with:

5.   SOLE VOTING POWER               246

6.   SHARED VOTING POWER          55,676

7.   SOLE DISPOSITIVE POWER:         181

8.   SHARED DISPOSITIVE POWER:    55,676

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                      55,922

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   4.85%

12.  TYPE OF REPORTING PERSON:   IN
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CUSIP No. 33761Q102               13G        Page 5 of 15 Pages


1.   NAME OF REPORTING PERSONS:

     Robert E. Paden

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of shares beneficially owned by each reporting person with:

5.   SOLE VOTING POWER            34,666

6.   SHARED VOTING POWER               0

7.   SOLE DISPOSITIVE POWER:      34,601

8.   SHARED DISPOSITIVE POWER:         0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                      34,666

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   3.0%

12.  TYPE OF REPORTING PERSON:   IN
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CUSIP No. 33761Q102               13G         Page 6 of 15 Pages


1.   NAME OF REPORTING PERSONS:

     Fred T. Blair

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of shares beneficially owned by each reporting person with:

5.   SOLE VOTING POWER             5,390

6.   SHARED VOTING POWER          21,326

7.   SOLE DISPOSITIVE POWER:       5,379

8.   SHARED DISPOSITIVE POWER:    21,326

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                      26,716

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   2.32%

12.  TYPE OF REPORTING PERSON:   IN
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CUSIP No. 33761Q102               13G         Page 7 of 15 Pages


1.   NAME OF REPORTING PERSONS:

     Malcolm E. Lewis

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of shares beneficially owned by each reporting person with:

5.   SOLE VOTING POWER            22,248

6.   SHARED VOTING POWER          22,000

7.   SOLE DISPOSITIVE POWER:      22,183

8.   SHARED DISPOSITIVE POWER:    22,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                      44,248

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   3.84%

12.  TYPE OF REPORTING PERSON:   IN
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CUSIP No. 33761Q102               13G         Page 8 of 15 Pages


1.   NAME OF REPORTING PERSONS:

     G. Larry Russell

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of shares beneficially owned by each reporting person with:

5.   SOLE VOTING POWER            14,896

6.   SHARED VOTING POWER          17,860

7.   SOLE DISPOSITIVE POWER:      14,831

8.   SHARED DISPOSITIVE POWER:    17,860

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                      32,756

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   2.84%

12.  TYPE OF REPORTING PERSON:   IN
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CUSIP No. 33761Q102               13G         Page 9 of 15 Pages


1.   NAME OF REPORTING PERSONS:

     James E. Mulkin

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of shares beneficially owned by each reporting person with:

5.   SOLE VOTING POWER            29,742

6.   SHARED VOTING POWER           5,584

7.   SOLE DISPOSITIVE POWER:      29,677

8.   SHARED DISPOSITIVE POWER:     5,584

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                      35,326

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   3.06%

12.  TYPE OF REPORTING PERSON:   IN

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CUSIP No. 33761Q102               13G        Page 10 of 15 Pages


1.   NAME OF REPORTING PERSONS:

     E. H. Moore, Jr.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of shares beneficially owned by each reporting person with:

5.   SOLE VOTING POWER            38,556

6.   SHARED VOTING POWER           3,840

7.   SOLE DISPOSITIVE POWER:      38,491

8.   SHARED DISPOSITIVE POWER:     3,840

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                      44,396

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:   [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   3.85%

12.  TYPE OF REPORTING PERSON:   IN

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CUSIP No. 33761Q102               13G        Page 11 of 15 Pages


1.   NAME OF REPORTING PERSONS:

     James B. Koikos

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):



2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)  [   ]
        (b)  [ X ]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

Number of shares beneficially owned by each reporting person with:

5.   SOLE VOTING POWER            15,968

6.   SHARED VOTING POWER           6,600

7.   SOLE DISPOSITIVE POWER:      15,541

8.   SHARED DISPOSITIVE POWER:     6,600

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                      22,568

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:  [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:   1.96%

12.  TYPE OF REPORTING PERSON:   IN
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                                             Page 12 of 15 Pages


                 Securities and Exchange Commission
                        Washington, D.C.  20549


ITEM 1(a)  NAME OF ISSUER.
           FirstFed Bancorp, Inc.

ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
           1630 Fourth Avenue, North
           Bessemer, Alabama  35020-5711

ITEM 2(a)  NAME OF PERSON(S) FILING.
           First Federal Savings Bank Employee Stock Ownership Plan ("ESOP") and the following individuals who serve as the ESOP Committee under the ESOP: B. K. Goodwin, III, A. W. Kuhn, Robert E. Paden, Fred T. Blair, Malcolm E. Lewis, G. Larry Russell, James E. Mulkin,
           E. H. Moore, Jr., and James B. Koikos.

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.
           Same as Item 1(b).

ITEM 2(c)  CITIZENSHIP.
           See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)  TITLE OF CLASS OF SECURITIES.
           Common Stock, par value $.01 per share.

ITEM 2(e)  CUSIP NUMBER.
           See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3.    CHECK WHETHER THE PERSON FILING IS A:

    (f)    [x]   Employee Benefit Plan, Pension Fund which is
                 subject to the provisions of the Employee
                 Retirement Income Security Act of 1974 or
                 Endowment Fund; see 13d-1(b)(1)(ii)(F),

Item (a) (b) (c) (d) (e) (g) and (h) - not applicable.  This
Schedule 13G is being filed on behalf of the ESOP identified in
Item 2(a), filing under Item 3(f) classification, and by each member of the ESOP committee, filing pursuant to SEC no-action letters. Exhibit A contains a disclosure of the voting and dispositive powers over shares of the issuer held directly by these entities.
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                                             Page 13 of 15 Pages

ITEM 4.  OWNERSHIP.
         (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

         (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

         (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON.

      Pursuant to Section 13.7 of the ESOP, First Federal
Savings Bank has the power to direct the receipt of dividends on shares held in the ESOP trust.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                             Page 14 of 15 Pages

SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FIRST FEDERAL SAVINGS BANK
EMPLOYEE STOCK OWNERSHIP PLAN


/s/ B. K. Goodwin, III                         February 6, 1998
_________________________________________      _________________
B. K. Goodwin, III, as ESOP Committee Member   Date

/s/ A. W. Kuhn                                 February 6, 1998
_________________________________________      _________________
A. W. Kuhn, as ESOP Committee Member           Date

/s/ Robert E. Paden                            February 6, 1998
_________________________________________      _________________
Robert E. Paden, as ESOP Committee Member      Date

/s/ Fred T. Blair                              February 6, 1998
_________________________________________      _________________
Fred T. Blair, as ESOP Committee Member        Date

/s/ Malcolm E. Lewis                           February 6, 1998
_________________________________________      _________________
Malcolm E. Lewis, as ESOP Committee Member     Date

/s/ G. Larry Russell                           February 6, 1998
_________________________________________      _________________
G. Larry Russell, as ESOP Committee Member     Date

/s/ James E. Mulkin                            February 6, 1998
_________________________________________      _________________
James E. Mulkin, as ESOP Committee Member      Date

/s/ E. H. Moore, Jr.                           February 6, 1998
_________________________________________      _________________
E. H. Moore, Jr., as ESOP Committee Member     Date

/s/ James B. Koikos                            February 6, 1998
_________________________________________      _________________
James B. Koikos, as ESOP Committee Member      Date

                                             Page 15 of 15 Pages


Exhibit A
---------

     The trustee of the ESOP holds shares of common stock of the issuer in trust for the benefit of employees participating in the ESOP. Pursuant to Section 13.6 of the ESOP, (i) the trustee votes common stock allocated to participant accounts in accordance with instructions by participants, and (ii) shares of common stock of the issuer which have not been allocated shall be voted by the trustee in a manner calculated to most accurately reflect the voting instructions it has received from participants regarding the allocated shares. Pursuant to
Section 13.3 of the ESOP, the trustee exercises investment direction as directed by the ESOP Committee. Overall, the ESOP Committee and the trustee must exercise their voting and dispositive powers with respect to the assets held by the ESOP, including common stock of the issuer, in accordance with the fiduciary responsibility requirements imposed by Section 404 of the Employee Retirement Income Security Act of 1974, as amended.